Exhibit 99.1

Contact: Provectus Biopharmaceuticals, Inc. Peter R. Culpepper, CFO, COO Phone: 866-594-5999 #30	Porter, LeVay & Rose, Inc. Marlon Nurse, DM, SVP – Investor Relations Phone: 212-564-4700 Bill Gordon – Media Relations Phone: 212-724-6312

PROVECTUS BIOPHARMACEUTICALS EXTENDS MEMORANDUM OF UNDERSTANDING WITH SINOPHARM-CHINA STATE INSTITUTE OF PHARMACEUTICAL INDUSTRY AND SINOPHARM A-THINK PHARMACEUTICAL CO., LTD

KNOXVILLE, TN, November 14, 2014 — Provectus Biopharmaceuticals, Inc. (NYSE MKT: PVCT, http://www.pvct.com), a development-stage oncology and dermatology biopharmaceutical company (“Provectus”), announced today that it has agreed to extend the term of its existing Memorandum of Understanding (MOU) with Sinopharm-China State Institute of Pharmaceutical Industry (“Sinopharm-CSIPI”), the leader among all pharmaceutical research institutes in China, and Sinopharm A-THINK Pharmaceutical Co., Ltd. (“Sinopharm A-THINK”), the only injectable anti-tumor drug research and development, manufacture and distribution integrated platform within Sinopharm Group to May 16, 2015. The MOU remains in effect and unchanged other than this extension of the term.

During the last 90 days, since the signing of the MOU, management of Provectus and senior personnel at Sinopharm-CSIPI and Sinopharm A-THINK have held numerous conference calls, have met face-to-face in both China and the US, and Chinese scientists on staff at Sinopharm have discussed in person PV-10 and its clinical results with the lead investigators at St. Luke’s Cancer Center and Moffitt Cancer Center.

Dr. Zhidan Jia, Chief Executive Officer of Sinopharm A-THINK, echoed these sentiments saying, “I am happy with the progress we made so far as our relationship with PVCT moves forward. Sinopharm will do more research on the recent filed PV-10 Phase 3 trial protocol. It will allow us to understand the drug better, and will help both parties to move forward in the Chinese market.”

The Company stated that it is hopeful that a contract will be finalized in the coming weeks, and this extension illustrates that there is sufficient interest on both sides to continue to work out the details. With the new data from the Moffitt Cancer Center on combination therapy with IL PV-10 and co-inhibitory blockade, and considering Provectus’ filing of the phase 3 protocol with the FDA in Washington, both parties agreed to take the additional time needed to ensure that the final contract is the best agreement possible for everyone.

The MOU will now terminate upon the signature of a licensing agreement or other contract, on May 16, 2015, or with one-month written notice by either party.

About Sinopharm

China National Pharmaceutical Group Corporation, (Sinopharm) is the largest medical and healthcare group in China which is directly managed by the State-owned Assets Supervision and Administration Commission of the State Council (SASAC), with the core businesses of distribution, logistics, retail, scientific research and manufacture of healthcare related products. Sinopharm owns 10 wholly owned or holding subsidiaries, and 5 listed companies including Sinopharm Group Co., Ltd. (01099.HK), China National Medicines Co., Ltd. (600511.SH), Beijing Tiantan Biological Products Co., Ltd. (600161.SH), Shyndec Pharmaceutical Co., Ltd. (600420.SH) and Shenzhen Accord Pharmaceutical Co., Ltd. (200028.SZ). The sales revenue of Sinopharm exceeded RMB 160 billion in 2012. It is the only Chinese pharmaceutical company whose sales revenue exceeds RMB 100 billion.

For more information, visit: http://www.sinopharm.com.

About Sinopharm-China State Institute of Pharmaceutical Industry

Sinopharm-China State Institute of Pharmaceutical Industry originated from the Shanghai Institute of Pharmaceutical Industry which was founded in 1957. Sinopharm-CSIPI is a top bio-science research and pharmaceutical application-base research institute in China, with the core businesses of innovation drug development, distribution, logistics, and scientific research of healthcare related products. It is one of the National Pharmaceutical Technology Innovation Bases.

For more information, visit: http://www.csipi.com.cn.

About Sinopharm A-THINK Pharmaceuticals Co., Ltd.

Sinopharm A-THINK Pharmaceuticals Co., Ltd., founded in 1997, focuses on injectable anti-tumor and anti-hepatitis product development. Sinopharm A-THINK is the only anti-tumor and anti-virus drug development and manufacture integrated platform within Sinopharm Group, with the core business of new Oncology drug R&D, manufacture and distribution throughout China.

About Provectus Biopharmaceuticals, Inc.

Provectus Biopharmaceuticals, Inc., specializes in developing oncology and dermatology therapies. PV-10, its novel investigational drug for cancer, is designed for injection into solid tumors (intralesional administration), thereby reducing potential for systemic side effects. Its oncology focus is on melanoma, breast cancer and cancers of the liver. The Company has received orphan drug designations from the FDA for its melanoma and hepatocellular carcinoma indications. PH-10, its topical investigational drug for dermatology, is undergoing clinical testing for psoriasis and atopic dermatitis. Provectus has completed phase 2 trials of PV-10 as a therapy for metastatic melanoma, and of PH-10 as a topical treatment for atopic dermatitis and psoriasis. Information about these and the Company’s other clinical trials can be found at the NIH registry, www.clinicaltrials.gov. For additional information about Provectus, please visit the Company’s website at www.pvct.com or contact Porter, LeVay & Rose, Inc.

FORWARD-LOOKING STATEMENTS: This release contains “forward-looking statements” as defined under U.S. federal securities laws. These statements reflect management’s current knowledge, assumptions, beliefs, estimates, and expectations and express management’s current views of future performance, results, and trends and may be identified by their use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” and other similar terms. Forward-looking statements are subject to a number of risks and uncertainties that could cause our actual results to materially differ from those described in the forward-looking statements. Readers should not place undue reliance on forward-looking statements. Such statements are made as of the date hereof, and we undertake no obligation to update such statements after this date.

Risks and uncertainties that could cause our actual results to materially differ from those described in forward-looking statements include those discussed in our filings with the Securities and Exchange Commission (including those described in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2013, and in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014, June 30, 2014, and September 30, 2014), and the following:

•	our determination, based on guidance from the FDA, whether to proceed with or without a partner with a phase 3 trial of PV-10 to treat locally advanced cutaneous melanoma and the costs associated with such a trial if it is necessary;

•	our determination whether to license PV-10, our melanoma drug product candidate, and other solid tumors such as liver cancer, if such licensure is appropriate considering the timing and structure of such a license, or to commercialize PV-10 on our own to treat melanoma and other solid tumors such as liver cancer;

•	our ability to license our dermatology drug product candidate, PH-10, on the basis of our phase 2 atopic dermatitis and psoriasis results, which are in the process of being further developed in conjunction with mechanism of action studies; and

•	our ability to raise additional capital if we determine to commercialize PV-10 and/or PH-10 on our own, although our expectation is to be acquired by a prospective pharmaceutical or biotech concern prior to commercialization.

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